As filed with the Securities and Exchange Commission on October 24, 2013
Registration No. 333-191864

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment to
FORM S-8
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Endeavor IP, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	45-2563323 (I.R.S. Employer Identification No.)

36 Fairway Place
Half Moon Bay, CA
 (Address of principal executive offices) (Zip Code)

Consulting Agreement between Endeavor IP, Inc. and Harvey Kesner
  (Full title of the plans)

Dr. Cameron Gray
36 Fairway Place
Half Moon Bay, CA

 (Name and Address of agent for service)

(650) 421-3089
(Telephone number, including area code, of agent for service)

With a copy to:

Harvey Kesner, Esq.
61 Broadway, 32 nd Floor
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	47,619 (1)	$0.91 (2)	$43,333.29	$5.59*
* Previously paid.

(1)	Represents shares of common stock issuable pursuant to the Consulting Agreement between Endeavor IP, Inc. and Harvey Kesner. On September 3, 2013, the Company executed a 14 for 1 forward stock split.
(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC Bulletin Board on October 22, 2013.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 (the “Amendment”) on Form S-8  to Endeavor IP, Inc.’s (the “Company”)  to the Form S-8 that was filed with the Securities and Exchange Commission on October 23, 2013 (the “Form S-8”), is to file Exhibits 10.1 and 23.1 that were inadvertently omitted from the original filing.

No other changes have been made to the Form S-8 filed on October 23, 2013.  This Amendment speaks as of the original filing date of the Form S-8, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way disclosures made in the Form S-8, except as otherwise set forth above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide the Consultant with documents that contain information related to the Consulting Agreement, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to the Consultant a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Dr. Cameron Gray
36 Fairway Place
Half Moon Bay, CA
(650) 421-3089

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our report on Form10-Q filed with the SEC on September 20, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on September 19, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on August 28, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K/A filed with the SEC on July 22, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on June 27, 2013, which is hereby incorporated by reference
•	Reference is made to our report on Form 10-Q filed with the SEC on June 14, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K/A filed with the SEC on May 22, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on May 17, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 10-Q filed with the SEC on March 22, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 10-K filed with the SEC on January 29, 2013, which is hereby incorporated by reference.
•
The description of our common stock in our 424(b) (3) prospectus filed with the SEC on January 4, 2013, which was contained in our registration statement on Form S-1 (333-172440), which was originally filed with the SEC on February 25, 2011, as amended, which is hereby incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. Requests should be directed to our CEO, Cameron Gray, by email address c_gray70@yahoo.com.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Endeavor IP, Inc.
36 Fairway Place
Half Moon Bay, CA
Attn: Dr. Cameron Gray
 (650) 421-3089

Item 4. Description of Securities.

Authorized Capital Stock

We have authorized 225,000,000 shares of capital stock, of which:

•	25,000,000 are designated preferred stock, par value $0.0001 per share, none of which are issued and outstanding; and
•	200,000,000 of which are designated as common stock, par value $0.0001 per share.

Capital Stock Issued and Outstanding

As of October 23, 2013, there were issued and outstanding:

•	42,800,002 shares of common stock; and
•	options to purchase 620,000 shares of common stock outstanding.

Common Stock

The holders of the common stock will be entitled to one vote per share. In addition, the holders of the common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the Common Stock will have no preemptive, subscription, redemption or conversion rights.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Transfer Agent

The transfer agent for our common stock is Equity Stock Transfer.

Item 5. Interests of Named Experts and Counsel.

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm are entitled to receive  47,619 shares of common stock issuable pursuant to Consulting Agreement between Endeavor IP, Inc. and Harvey Kesner, a partner of Sichenzia Ross Friedman Ference LLP, which is being registered pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred.

We also have a director and officer indemnification agreement with our Chairman  that provides, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnity shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnity against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnity in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Item 7. Exemption from Registration Claimed.

None

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Consulting Agreement between Endeavor IP, Inc. and Harvey Kesner**
23.1	Consent of Li & Company PC**
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page)*
_____________

* Previously filed on Form S-8 on October 23, 2013.

** Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Half Moon Bay, CA, on October 24, 2013.

ENDEAVOR IP, INC.

By:	/s/ Cameron Gray
Cameron Gray
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Cameron Gray
Cameron Gray	Chief Executive Officer and Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	October 24, 2013

*
Andrew Uribe	Director	October 24, 2013
*By Cameron Gray as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Consulting Agreement between Endeavor IP, Inc. and Harvey Kesner**
23.1	Consent of Li & Company PC**
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page)*
_____________

* Previously filed on Form S-8 on October 23, 2013.

**Filed herewith.